Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS STRONG SECOND QUARTER RESULTS, SURPASSING $40 BILLION IN BACKLOG

•                  EARNINGS PER DILUTED SHARE OF $0.94; UP 8 PERCENT OVER 2010

•                  RECORD NEW AWARDS OF $9.7 BILLION

•                  RECORD $40.3 BILLION BACKLOG; UP 34 PERCENT FROM 2Q 2010

IRVING, TEXAS — August 4, 2011 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2011.  Net earnings attributable to Fluor for the second quarter rose to $165 million, or $0.94 per diluted share, compared with $157 million, or $0.87 per diluted share in the second quarter of 2010.  Segment profit for the quarter was $280 million, up 7 percent from a year ago.  Revenue rose 17 percent to $6.0 billion, up from $5.2 billion in the second quarter of 2010.  Strong second quarter results are primarily due to substantial growth in the Industrial & Infrastructure segment.

“With strong earnings and record new awards, driving our backlog to over $40 billion for the first time in history, I am very pleased with our performance to date,” said David Seaton, Chief Executive Officer. “We are increasingly confident in our business outlook and, as a result, are adjusting our earnings guidance range for 2011.”

New project awards of $9.7 billion in the second quarter set a company record for a single quarter, which compares with the previous high mark of $9.3 billion in the second quarter a year ago.  The current quarter included $5.1 billion of awards in Industrial & Infrastructure, $3.2 billion in Oil & Gas, and $1.1 billion in Government.  Consolidated backlog for the quarter also rose to a new company record of $40.3 billion, increasing by $3.1 billion over last quarter and by $10.1 billion from a year ago.

Corporate G&A expense for the second quarter of 2011 was $31 million, which compares with $28 million in the second quarter of 2010.  Fluor’s financial condition remains very strong, with cash plus current and noncurrent marketable securities totaling $2.5 billion at the end of the quarter, up from $2.1 billion a year ago.  During the quarter, the company repurchased 1.6 million shares at a cost of $113 million.

Outlook

With strong financial results to date, including earnings, new awards and backlog, the company is adjusting its 2011 EPS guidance to a range of $3.10 to $3.40 per share, from the previous range of $3.00 to $3.40 per share.

Business Segments

Fluor’s Oil & Gas unit reported segment profit of $69 million, down from $98 million in the second quarter of 2010.  Revenue rose 12 percent to $2.0 billion, compared with $1.8 billion last year.  Revenue growth reflects strengthening new awards and backlog over the last several quarters, while segment profit reflects a shift in the current project mix toward lower margin construction activities.  New awards for the segment totaled $3.2 billion in the quarter, including an award for the engineering, procurement and construction management of the utilities and offsites for a major petrochemicals project for Sadara Chemical Company, a Dow Chemical/Saudi Aramco joint venture, in Saudi Arabia.  New awards in the second quarter of 2010 were $1.0 billion.  Backlog at the end of the second quarter rose to $14.9 billion, up 46 percent from $10.2 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $109 million, more than double the $48 million reported in the second quarter of 2010, mainly due to a substantial increase in contributions from the mining and metals business line.  Revenue for the segment rose to $2.6 billion, up 43 percent from a year ago, also driven by growth in the mining and metals business line.  New awards in the second quarter totaled $5.1 billion, compared with $7.2 billion last year, including a $2.7 billion award for an ongoing iron ore mining expansion program for BHP Billiton in Australia and approximately $1 billion for a copper/molybdenum project for Minera Quadra Chile Limitada.  Backlog at the end of the quarter rose to a segment record $21.4 billion, up 33 percent from $16.1 billion a year ago.

Government posted segment profit of $32 million, compared with $35 million in the second quarter of 2010.  Revenue for the quarter grew to $848 million, up from $777 million a year ago, reflecting revenue from the recently booked Portsmouth contract with the Department of Energy and higher volume from LOGCAP IV task orders in Afghanistan.  New awards totaled $1.1 billion in the second quarter, up from $638 million last year, primarily due to additional

LOGCAP IV task order funding this quarter.  Backlog at the end of the quarter grew to $1.1 billion, up from $635 million a year ago.

Segment profit for Global Services was $41 million in the second quarter, up 30 percent from a year ago, driven by growth in the equipment and staffing business lines.  Revenue increased by 24 percent to $406 million, reflecting increased volume across all business lines including operations and maintenance.  New awards for the quarter were $164 million, compared with $359 million in the second quarter of 2010.  Ending backlog was $2.1 billion, level with $2.1 billion reported a year ago.

Fluor’s Power group reported second quarter segment profit of $30 million, down from $50 million a year ago, and revenue declined by 56 percent to $206 million.  Results reflect weak market conditions and low demand for new domestic power generation.  New awards for the quarter were $107 million, compared with $82 million a year ago.  Power segment backlog was $744 million, down from $1.1 billion in the second quarter of 2010.

Results for the Six Months

Net earnings attributable to Fluor for the six months ended June 30, 2011 were $305 million, or $1.72 per diluted share.  This compares with $294 million, or $1.63 per diluted share, for the first six months of 2010.  Revenue rose 10 percent to $11.1 billion, compared with $10.1 billion in the first half of last year.

Second Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Time on Thursday, August 4, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $20.8 billion in 2010.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the financial viability and concentration of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; risks or uncertainties associated with past or future acquisitions or dispositions; foreign economic and political uncertainties; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to maintain safe worksites; liabilities arising for faulty engineering services; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 23, 2011 and our Form 10-Q filed on August 4, 2011. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2011	2010
Revenue	$6,033.9	$5,152.1
Cost and expenses:
Cost of revenue	5,727.0	4,868.4
Corporate general and administrative expense	31.1	27.8
Interest income, net	(5.4)	(3.2)
Total cost and expenses	5,752.7	4,893.0
Earnings before income taxes	281.2	259.1
Income tax expense	89.7	80.7
Net earnings	191.5	178.4
Net earnings attributable to noncontrolling interests	(26.0)	(21.0)
Net earnings attributable to Fluor Corporation	$165.5	$157.4
Basic earnings per share
Net earnings	$0.95	$0.88
Weighted average shares	173.4	178.2
Diluted earnings per share
Net earnings	$0.94	$0.87
Weighted average shares	175.3	180.7
New awards	$9,688.1	$9,345.4
Backlog	$40,283.4	$30,159.4
Work performed	$5,889.6	$5,045.2

SIX MONTHS ENDED JUNE 30	2011	2010
Revenue	$11,091.7	$10,071.0
Cost and expenses:
Cost of revenue	10,514.6	9,526.7
Corporate general and administrative expense	64.9	58.7
Interest income, net	(10.1)	(6.6)
Total cost and expenses	10,569.4	9,578.8
Earnings before income taxes	522.3	492.2
Income tax expense	169.6	160.1
Net earnings	352.7	332.1
Net earnings attributable to noncontrolling interests	(47.5)	(38.1)
Net earnings attributable to Fluor Corporation	$305.2	$294.0
Basic earnings per share
Net earnings	$1.75	$1.65
Weighted average shares	174.6	178.2
Diluted earnings per share
Net earnings	$1.72	$1.63
Weighted average shares	177.1	180.7
New awards	$15,883.6	$12,704.5
Backlog	$40,283.4	$30,159.4
Work performed	$10,818.3	$9,841.0

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2011		2010
Revenue
Oil & Gas	$1,978.1		$1,760.6
Industrial & Infrastructure	2,595.8		1,819.4
Government	848.0		776.7
Global Services	406.1		326.8
Power	205.9		468.6
Total revenue	$6,033.9		$5,152.1

Segment profit $ and margin %
Oil & Gas	$68.7	3.5%	$97.7	5.5%
Industrial & Infrastructure	108.9	4.2%	48.3	2.7%
Government	31.7	3.7%	35.1	4.5%
Global Services	41.3	10.2%	31.7	9.7%
Power	29.7	14.4%	49.6	10.6%
Total segment profit $ and margin %	$280.3	4.6%	$262.4	5.1%

Corporate general and administrative expense	(31.1)		(27.8)
Interest income, net	5.5		3.2
Earnings attributable to noncontrolling interests	26.5		21.3
Earnings before taxes	$281.2		$259.1

SIX MONTHS ENDED JUNE 30	2011		2010
Revenue
Oil & Gas	$3,634.2		$3,900.0
Industrial & Infrastructure	4,588.9		3,062.8
Government	1,666.5		1,439.5
Global Services	784.6		665.9
Power	417.5		1,002.8
Total revenue	$11,091.7		$10,071.0

Segment profit $ and margin %
Oil & Gas	$130.5	3.6%	$190.0	4.9%
Industrial & Infrastructure	201.0	4.4%	80.0	2.6%
Government	65.8	3.9%	70.4	4.9%
Global Services	72.3	9.2%	59.1	8.9%
Power	59.2	14.2%	106.1	10.6%
Total segment profit $ and margin %	$528.8	4.8%	$505.6	5.0%

Corporate general and administrative expense	(64.9)		(58.7)
Interest income, net	10.2		6.6
Earnings attributable to noncontrolling interests	48.2		38.7
Earnings before taxes	$522.3		$492.2

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30,	DECEMBER 31,
	2011	2010
Cash and marketable securities, including noncurrent	$2,488.7	$2,607.4
Total current assets	5,592.5	5,562.8
Total assets	7,669.0	7,614.9
Total short-term debt	25.5	96.7
Total current liabilities	3,541.4	3,523.4
Long-term debt	17.8	17.8
Shareholders’ equity	3,486.1	3,497.0

Total debt to capitalization % (based on shareholders’ equity)	1.2%	3.2%
Shareholders’ equity per share	$20.06	$19.82

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2011	2010

Cash provided (utilized) by operating activities	$427.9	$(227.4)

Investing activities
Net (purchases) sales and maturities of marketable securities	(71.5)	267.1
Capital expenditures	(158.0)	(123.4)
Proceeds from disposal of property, plant and equipment	28.7	16.8
Other items	9.2	(8.7)
Cash (utilized) provided by investing activities	(191.6)	151.8

Financing activities
Repurchase of common stock	(358.7)	(17.1)
Dividends paid	(43.9)	(45.1)
Repayment of convertible debt	(71.2)	(10.1)
Distributions paid to noncontrolling interests, net of contributions	(40.5)	(33.3)
Capital contribution from joint venture partners	22.6	1.0
Repayment of corporate-owned life insurance loans	—	(32.2)
Other Items	15.9	(8.7)
Cash utilized by financing activities	(475.8)	(145.5)

Effect of exchange rate changes on cash	50.5	(28.8)

Decrease in cash and cash equivalents	$(189.0)	$(249.9)

Depreciation	$97.7	$91.5

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2011		2010		% Chg

Oil & Gas	$3,249	33%	$1,033	11%	215%
Industrial & Infrastructure	5,107	53%	7,233	77%	(29)%
Government	1,061	11%	638	7%	66%
Global Services	164	2%	359	4%	(54)%
Power	107	1%	82	1%	30%
Total new awards	$9,688	100%	$9,345	100%	4%

SIX MONTHS ENDED JUNE 30	2011		2010		% Chg

Oil & Gas	$4,215	27%	$2,435	19%	73%
Industrial & Infrastructure	8,976	56%	8,220	65%	9%
Government	1,943	12%	1,066	8%	82%
Global Services	586	4%	744	6%	(21)%
Power	164	1%	239	2%	(31)%
Total new awards	$15,884	100%	$12,704	100%	25%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2011		2010		% Chg

Oil & Gas	$14,937	37%	$10,209	34%	46%
Industrial & Infrastructure	21,434	53%	16,145	53%	33%
Government	1,055	3%	635	2%	66%
Global Services	2,113	5%	2,096	7%	1%
Power	744	2%	1,074	4%	(31)%
Total backlog	$40,283	100%	$30,159	100%	34%

United States	$7,637	19%	$8,302	28%	(8)%
The Americas	10,250	25%	7,971	26%	29%
Europe, Africa and the Middle East	9,509	24%	9,635	32%	(1)%
Asia Pacific	12,887	32%	4,251	14%	203%
Total backlog	$40,283	100%	$30,159	100%	34%